Exhibit 99.3

ZAPATA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. All references to “we,” “us,” “our,” “Zapata AI” or the “Company” refer to Zapata Computing, Inc. and its consolidated subsidiaries. Capitalized terms used but not defined herein have the meaning ascribed to them elsewhere in this Report.

The following discussion and analysis provides information that Zapata AI’s management believes is relevant to an assessment and understanding of Zapata AI’s consolidated results of operations and financial condition (following the closing (the “Closing”) of the Merger, Zapata AI’s management became Zapata Computing Holdings, Inc.’s management). The discussion should be read together with the audited consolidated financial statements as of December 31, 2023, and the related notes that are included as Exhibit 99.1 to this Report. The discussion and analysis should also be read together with the pro forma financial information as of and for the twelve months ended December 31, 2023, and for the year ended December 31, 2023, which is included as Exhibit 99.2 to this Report, and the proxy statement/prospectus filed with the SEC on January 29, 2024 (the “Proxy Statement/Prospectus”). This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Zapata AI’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under in the “Risk Factors” section of the Proxy Statement/Prospectus, or in other parts of this Report.

Overview

Zapata AI is an Industrial Generative AI software company that develops generative AI applications and provides accompanying services to solve complex industrial problems. Our computational approaches leverage the statistical advantages of math based on quantum physics. Founded by a team including Harvard University scientists in 2017, Zapata AI has built a world-class team from leading academic institutions and enterprise software companies with deep expertise across generative AI, quantum science, and enterprise software.

Our primary target customers are enterprise organizations. We offer subscription-based solutions that combine software and services to develop custom Industrial Generative AI Applications designed to resolve the highly complex business challenges of these enterprises given the size and scope of their global operations.

Since our inception in November 2017, we have devoted substantially all of our efforts on organizing and staffing Zapata AI, business planning, raising capital, research and development activities, developing and marketing Orquestra, our development platform on which we provide Prose and Sense, and providing general and administrative support for these operations. We plan to continue to grow our business primarily through establishing sales channels and expanding our internally generated sales. To date, we have financed our operations primarily with proceeds from sales of Series Seed Preferred Stock, par value $0.0001 per share, Series A Preferred Stock, par value $0.0001 per share, Series B-1 Preferred Stock, par value $0.0001 per share and Series B-2 Preferred Stock, par value $0.0001 per share (collectively, the “Convertible Preferred Stock”) and the issuance of convertible notes, including the Senior Notes (as defined below) and Senior Secured Notes (collectively, the “Convertible Notes”). Through December 31, 2023, we had received gross proceeds of $64.7 million from sales of Zapata Preferred Stock and $8.5 million from the issuance of Senior Notes.

In December 2023, we agreed to issue and sell up to $20.0 million in aggregate principal amount of Senior Secured Notes and offered to exchange outstanding senior promissory notes, which we had previously issued in June through August of 2023, pursuant to a Senior Note Purchase Agreement, dated June 13, 2023, among Zapata AI and the persons party thereto (the “Senior Notes”), for Senior Secured Notes. As of the date of this Report, all previously issued Senior Notes have been canceled in exchange for Senior Secured Notes with a principal amount equal to the principal amount of the Senior Notes plus accrued and unpaid interest through the date immediately prior to the exchange. As of the date of this Report, we have received gross proceeds in cash of $8.9 million from the issuance of Senior Secured Notes, excluding $5.6 million in funds received upon the issuance of Senior Notes, with an additional $1.1 million in aggregate principal amount of Senior Secured Notes issued to third party advisors in lieu of cash payment for services related to the Merger.

On March 28, 2024, we completed our planned Merger with Andretti pursuant to which we became a wholly owned subsidiary of Andretti. In connection with the Merger, Andretti filed an application for deregistration with the Cayman Islands Registrar of Companies and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the state of Delaware, under which Andretti was domesticated and continues as a Delaware corporation (the “Domestication”), changing its name to Zapata Computing Holdings Inc. Holders of Andretti ordinary shares received shares of New Company Common Stock in the Domestication. At the effective time of the Merger, our existing shareholders received shares of New Company Common Stock in exchange for their respective securities held immediately prior to the consummation of the Merger. Upon the consummation of the Merger, the holders of certain outstanding Senior Secured Notes elected to convert their notes and accrued interest thereon into shares of New Company Common Stock in accordance with their terms.

We have incurred significant operating losses since inception, including net losses of $29.7 million and $23.4 million for the years ended December 31, 2023 and 2022, respectively. We generated revenue of $5.7 million and $5.2 million for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, we had an accumulated deficit of $89.5 million and we expect to continue to incur significant losses for at least the next several years if and as we:

•	continue our current research and development activities;

•	increase our sales and marketing teams and efforts;

•	increase the size of our services team to provide ongoing services in connection with our Industrial Generative AI solutions;

•	further develop our Industrial Generative AI application development platform, Sense and Prose;

•	develop and expand relationships with large service firms to leverage sales of our Industrial Generative AI solutions;

•	hire additional research and development personnel; and

•	add operational, financial and management information systems and personnel, including personnel to support our product development.

Further, we expect to incur additional costs associated with operating as a public company, including increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate sufficient revenue from our subscription-based offerings that combine our Orquestra platform and, if applicable, our Prose and Sense solutions that can be delivered on top of Orquestra, and our consulting services, we expect to finance our operations through a combination of equity offerings (including pursuant to our equity line of credit), debt financings, collaborations and strategic alliances. Our inability to raise capital as and when needed could have a negative impact on our financial condition and ability to pursue our business strategies. There can be no assurances that the current operating plan will be achieved or that additional funding will be available on terms acceptable to us, or at all. If we are unable to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the further development and commercialization efforts of one or more of our products or may be forced to reduce or terminate our operations.

The continuation of Zapata AI as a going concern is dependent upon the ability to identify future financing sources and generate profits from our operations. We are pursuing all available options for funding, which include seeking public or private investments in our capital stock and availability under our equity line of credit. These factors raise substantial doubt about Zapata AI’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if we are unable to continue as a going concern.

See “Liquidity and Capital Resources” below for additional information.

Recent Developments

We have preexisting contractual relationships with Andretti Global. In February 2022, we entered into i) an enterprise solution subscription agreement and ii) a sponsorship agreement with Andretti Global, both of which will expire on December 31, 2024. For the years ended December 31, 2023 and 2022, we recorded $1.7 million and $1.5 million, respectively, in revenue related to the enterprise solution subscription agreement. We also entered into a managed service agreement with Andretti Global in October 2022 which expired on January 3, 2024. For the years ended December 31, 2023 and 2022, we recorded $0.2 million and zero, respectively, in revenue related to the managed service agreement. For the years ended December 31, 2023 and 2022, we recorded $2.8 million and $2.4 million, respectively, in sales and marketing expense related to the sponsorship agreement. The Company recognizes expense for the agreement over the period of service and will recognize $2.8 million in the year ending December 31, 2024. The remaining committed future payments under the sponsorship agreement at December 31, 2023 include $1.5 million in accounts payable at December 31, 2023 and payments of $3.0 million due from January to July 2024. The Company considered that these agreements were executed prior to the business combination agreement and were not executed in contemplation of the business combination. Accordingly, Andretti Global is not considered a related party prior to the consummation of the Merger with Andretti.

Components of Our Results of Operations

Revenue

Our revenue is generated primarily from our sales of subscriptions to our Orquestra platform and services. Our subscriptions to the Orquestra Platform are currently offered as stand-ready access to the Company’s cloud environment on an annual or multi-year basis. We may also offer consulting services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra platform. We evaluate our contracts at inception to determine if the terms represent a single, combined performance obligation or multiple performance obligations. Under our consulting contracts, our promises may be to deliver an integrated generative AI computing solution to the customer or to provide research and development services regarding the potential benefits of generative AI to use cases specified by the customer. Our subscription-based solutions consist of our promise to provide access to the hosted Orquestra platform throughout the contract term along with stand-ready scientific and software engineering services.

Revenue from subscriptions to the Company’s Orquestra Platform to date have only been sold as access to the platform in our hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services is generally recognized over the contract term as performance is completed on the performance obligations identified. Revenue from stand-ready scientific and engineering services are recognized over the contract term on a ratable basis, as the obligation represents a stand-ready obligation.

Our revenue recognition policies are discussed below under the heading “Critical Accounting Policies and Significant Judgments and Estimates” and Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements, included as Exhibit 99.1 to this Report.

Cost of Revenue

Cost of revenue includes expenses related to supporting product offerings. Our primary cost of revenue is personnel costs, including salaries and other personnel-related expense. Cost of revenue also includes costs relating to our information technology and systems, including depreciation, network costs, data center maintenance, database management and data processing costs. We allocate these overhead expenses based on headcount, and thus are reflected in cost of revenue and each operating expense category.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for our employees engaged in sales and sales support, business development, marketing, corporate partnerships, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization. Sales and marketing expenses are primarily driven by investments in the growth of our business. We expect sales and marketing expenses, expressed as a percentage of revenue, to vary from period to period for the foreseeable future.

Advertising expenses, which are included in sales and marketing expense, primarily include promotional expenditures, and are expensed as incurred. The amounts incurred for advertising expenses for the years ended December 31, 2023 and 2022 were $2.8 million and $2.4 million, respectively.

Research and Development

Research and development expenses consist primarily of personnel-related costs, including salaries and wages, benefits, bonuses, and stock-based compensation expense for our scientists, engineers and other employees engaged in the research and development of our products. In addition, research and development expenses include third party software subscription costs, facilities and other supporting overhead costs, including depreciation and amortization. Research and development costs are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries and wages, bonuses, benefits, and stock-based compensation expense for our finance, legal, information technology, human resources, and other administrative personnel. General and administrative expenses also include facilities and supporting overhead costs, including depreciation and amortization, and external professional services.

Other Expense, Net

Other expense, net consists primarily of fair value adjustments related to our Convertible Notes, interest income, interest expense and foreign exchange gains and losses from our international operations.

Income Taxes

For the years ended December 31, 2023 and 2022, we recorded an income tax provision of $20 thousand and $53 thousand, respectively. These are related to income taxes our foreign operations with pre-tax income generated from intercompany activities. We recorded a full valuation allowance of our net deferred tax asset position as of December 31, 2023 and 2022 as we believe it was more likely than not that we would not be able to utilize our deferred tax assets.

As of December 31, 2023, we had U.S. federal NOL carryforwards of $62.1 million, which do not expire and which may be available to reduce future taxable income. In addition, as of December 31, 2023, we had state NOL carryforwards of $37.7 million, which may be available to reduce future taxable income, and expire at various dates through 2042. As of December 31, 2023, we had federal research and development tax credit carryforwards of $0.3 million. As of December 31, 2023, we had state research and development tax credit carryforwards of $0.3 million, which may be available to reduce future tax liabilities and expire at various dates through 2038.

Results of Operations

Comparison of the Years Ended December 31, 2023 and 2022

The following table summarizes our results of operations for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Revenue	$5,683	$5,166	$517	10%
Cost of revenue	4,582	3,535	1,047	30

Gross profit (loss)	1,101	1,631	(530)	(32)

Operating expenses:
Sales and marketing	5,885	7,286	(1,401)	(19)
Research and development	5,915	8,206	(2,291)	(28)
General and administrative	7,409	9,527	(2,118)	(22)

Total operating expenses	19,209	25,019	(5,810)	(23)

Loss from operations	(18,108)	(23,388)	5,280	(23)

Other income (expense):
Interest income	47	50	(3)	(6)
Extinguishment of senior notes	(6,864)	—	(6,864)	NM **
Change in fair value of senior secured notes	(4,779)	—	(4,779)	NM **
Other expense, net	(10)	(57)	47	(82)

Total other expense, net	(11,606)	(7)	(11,599)	NM **

Net loss before income taxes	(29,714)	(23,395)	(6,319)	27
Provision for income taxes	(20)	(53)	33	(62)

Net loss	$(29,734)	$(23,448)	$(6,286)	27%

**	Not meaningful

Revenue

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Revenue	$5,683	$5,166	$517	10%

Revenue was $5.7 million for the year ended December 31, 2023, as compared to $5.2 million for the year ended December 31, 2022. The increase of $0.5 million was primarily driven by an increase of $0.2 million from customer contracts entered into during 2022, resulting in a full year of revenue recognized during 2023 but less than a year of revenue recognized during 2022, and an increase of $0.8 million from new contracts where work commenced in 2023, partially offset by a decrease of $0.5 million resulting from the completion of certain professional services contracts that did not recur.

Cost of Revenue

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Cost of revenue	$4,582	$3,535	$1,047	30%

Cost of revenue was $4.5 million for the year ended December 31, 2023, as compared to $3.5 million for the year ended December 31, 2022. The increase of $1.0 million was primarily driven by a $0.5 million increase in costs related to performance of revenue contracts, a $0.4 million increase in personnel costs as a result of additional headcount to directly serve customers and severance payouts in 2023, and a $0.1 million increase in consulting costs due to the hiring of consultants in early 2023.

Operating Expenses

Sales and Marketing Expenses

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Sales and marketing	$5,885	$7,286	$(1,401)	(19)%

Sales and marketing expense was $5.9 million for the year ended December 31, 2023, as compared to $7.3 million for the year ended December 31, 2022. The decrease of $1.4 million was primarily driven by a $0.7 million decrease in personnel costs related to sales and marketing headcount reductions, offset by increased severance expenses in 2023, a $0.3 million decrease in consulting costs due to the termination of consulting contracts at the end of 2022 resulting in reduced consulting costs in 2023, a $0.2 million decrease in travel costs, a $0.1 million decrease in office and facilities costs and a $0.1 million decrease in other marketing costs.

Research and Development Expenses

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Research and development	$5,915	$8,206	$(2,291)	(28)%

Research and development expense was $5.9 million for the year ended December 31, 2023, as compared to $8.2 million for the year ended December 31, 2022. The decrease of $2.3 million was primarily driven by a decrease of $1.4 million in personnel costs related to research and development headcount reductions, a $0.5 million decrease in consulting costs due to a reduction in the number of contractors under hire during 2023, a $0.3 million decrease in license maintenance fees resulting from the waiver of fees by a vendor in 2023 and the termination of a license agreement in 2023, a $0.2 million decrease in payroll taxes resulting from an IRS research and development refund filed in 2023, and a $0.1 million decrease in travel costs, offset by a $0.2 million increase in software and computing costs.

General and Administrative Expenses

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
General and administrative	$7,409	$9,527	$(2,118)	(22)%

General and administrative expenses were $7.4 million for the year ended December 31, 2023, compared to $9.5 million for the year ended December 31, 2022. The decrease of $2.1 million was primarily driven by a decrease of $0.8 million in personnel costs related to general and administrative headcount reductions, a $0.7 million decrease in recruiting costs due to the increased hiring and hiring of upper level staff and board of directors members during 2022 compared to 2023, a $0.2 million decrease in severance costs due to no general and administrative staff severance payouts occurring during 2023, a $0.2 million decrease in rent and overhead expenses, and a $0.2 million decrease in other general and administrative operating costs.

Other Expense, net

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Total other expense, net	$(11,606)	$(7)	$(11,599)	NM	**

**	Not meaningful

Other expense, net was $11.6 million for the year ended December 31, 2023, compared to $7 thousand for the year ended December 31, 2022. The increase in other expense, net of $11.6 million resulted primarily from the loss on extinguishment of Senior Notes of $6.9 million. We also incurred expense of $4.8 million for the change in fair value of the Senior Notes from the date of issuance to December 15, 2023 and the loss on issuance of Senior Secured Notes, as of the date on which the notes were canceled and exchanged for Senior Secured Notes.

Provision for Income Taxes

The provision for income taxes was not material in either of the years ended December 31, 2023 or 2022 and was related to our foreign operations.

Liquidity, Going Concern and Capital Resources

Since our inception, we have financed our operations primarily with proceeds from sales of Convertible Preferred Stock and the issuance of Convertible Notes. As of December 31, 2023, we had cash and cash equivalents of $3.3 million, excluding our restricted cash. Since our inception through December 31, 2023, we have sold 14,222,580 shares of Zapata Preferred Stock for aggregate net proceeds of $64.7 million and we have received $5.6 million from the issuance of Senior Notes. In December 2023, we received $2.9 million from the issuance of Senior Secured Notes. Our principal use of cash is to fund our operations and platform development to support our growth.

In December 2023, we entered into a Senior Secured Note Purchase Agreement, pursuant to which we agreed to issue and sell up to $14.375 million in aggregate principal amount of Senior Secured Notes and offered to exchange our outstanding Senior Notes for Senior Secured Notes. As of the date of this filing, all previously issued Senior Notes have been canceled in exchange for Senior Secured Notes with a principal amount equal to the principal amount of the Senior Notes of $5.6 million plus accrued and unpaid interest of $0.6 million, through the date immediately prior to the exchange. We received gross proceeds in cash of $8.9 million from the issuance of Senior Secured Notes, excluding funds received upon the issuance of Senior Notes, with an additional $1.1 million in aggregate principal amount of Senior Secured Notes issued to third party advisors in lieu of cash payment for services related to the Merger. The Senior Secured Notes bear interest at the compound rate of 15% per annum and are convertible at the option of each noteholder in connection with the Merger at a conversion price of (i) $4.50 per share at the Closing of the Merger or (ii) $8.50 per share at any time after the Closing of the Merger. The outstanding principal amount of the Senior Secured Notes and all accrued but unpaid interest will be due and payable at the maturity date, December 15, 2026, unless otherwise converted. Upon the Closing of the Merger, Senior Secured Notes with an aggregate principal amount of $14.2 million plus accrued interest thereon were converted into shares of New Company Common Stock and Senior Secured Notes with an aggregate principal amount of $2.0 million remain outstanding. While any Senior Secured Notes are outstanding, we cannot incur additional indebtedness for borrowed funds, except additional Senior Secured Notes, substantially similar notes or other debt instruments that are pari passu with or subordinate to the Senior Secured Notes up to, as of the date of this Report, the aggregate principal amount of $4.350 million.

Cash Flows

The following table summarizes our sources and uses of cash for each of the periods presented:

	Year Ended December 31,
	2023	2022
	(in thousands)
Net cash used in operating activities	$(14,763)	$(20,987)
Net cash used in investing activities	—	(253)
Net cash provided by financing activities	8,043	280
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(21)	1

Net decrease in cash, cash equivalents and restricted cash	$(6,741)	$(20,959)

Operating Activities

Net cash used in operating activities was $14.8 million for the year ended December 31, 2023. The factors affecting our operating cash flows during this period were our net loss of $29.7 million, partially offset by a net change in our operating assets and liabilities of $2.0 million and non-cash charges of $12.9 million. The non-cash charges primarily consisted of $0.2 million in depreciation and amortization expense, $4.8 million in the change in fair value of Convertible Notes, $6.9 million in losses on extinguishment of Senior Notes, $0.3 million in non-cash lease expense, and $0.8 million in stock-based compensation expense. The change in operating assets and liabilities was driven by a $3.5 million increase in accounts payable, a $0.5 million increase in accounts receivable, a $0.2 million decrease in prepaid expenses and other current assets, a $1.0 million decrease in accrued expenses and other current liabilities, a $0.2 million increase in deferred revenue and a $0.4 million decrease in operating lease liabilities. The increase in accounts receivable is due to the timing of billings and collections from customer contracts. The increase in accounts payable was primarily related to the timing of invoicing and payments of sponsorship fees and professional services fees. The decrease in prepaid expenses and other current assets was primarily due to payment of transaction costs related to the Merger. The decrease in accrued expenses and other current liabilities is primarily due to an increase in accrued legal fees, offset by the payment of consulting and professional fees, the reversal of accrued commissions and reduction in accrued severance, and the payment of sponsorship fees. The decrease in deferred revenue is due to the timing of billings related to customer contracts and the recognition of revenue from customer contracts. The decrease in operating lease liabilities resulted primarily from lease payments.

Net cash used in operating activities was $21.0 million for the year ended December 31, 2022. The factors affecting our operating cash flows during this period were our net loss of $23.4 million, partially offset by a net change in our operating assets and liabilities of $1.1 million and non-cash charges of $1.4 million. The non-cash charges primarily consisted of $0.2 million in depreciation and amortization expense, $0.3 million in non-cash lease expense, and $0.9 million in stock-based compensation expense. The change in operating assets and liabilities was generally driven by a $0.9 million increase in accrued expenses and other current liabilities, a $0.2 million decrease in prepaid expenses and other current assets, and a $1.0 million increase in accounts payable, partially offset by a $0.5 million increase in accounts receivable, a $0.3 million decrease in deferred revenue and a $0.3 million decrease in operating lease liabilities. The increase in accounts payable is due to consulting and professional fees incurred related to a proposed transaction in 2022 that was not completed. The increases in accrued expenses and other current liabilities were primarily due to an increase in accrued professional services fees, accrued severance costs related to a former employee, as well as accrued payroll costs, which were offset by the payment of 2021 accrued bonuses. The increase in accounts receivable resulted primarily from the timing of new contracts and the related collections. The decrease in prepaid expenses and other current assets was primarily related to the timing of vendor invoicing and payments offset by the prepayment of sales commissions. The decrease in deferred revenue is due to new contracts with customers and the timing of payments. The change in operating lease liabilities resulted primarily from lease payments.

Investing Activities

There were no investing cash flow activities during the year ended December 31, 2023.

During the year ended December 31, 2022, net cash used in investing activities was $0.3 million, primarily consisting of purchases of property and equipment. The purchases of equipment during these periods were primarily related to computer equipment purchases.

Financing Activities

During the year ended December 31, 2023, net cash provided by financing activities was $8.0 million, which consisted of $37 thousand in proceeds from exercises of stock options and $8.3 million in proceeds received from the issuance of Convertible Notes, offset by $0.3 million of transaction costs related to the Merger.

During the year ended December 31, 2022, net cash provided by financing activities was $0.3 million, all of which consisted of proceeds from exercises of stock options.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2023 and 2022. We have not entered into any off-balance sheet financing agreements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations and Other Commitments

Leases

As of December 31, 2023, we had future operating lease liabilities of $0.3 million, with payments due in 2024.

License and Collaboration Agreements

During 2018, we entered into an exclusive patent license agreement (the “license agreement”) with a term that continued unless terminated by the licensor or by us. The license agreement contained annual license maintenance fee payments, milestone payments, as well as payments based on a percentage of net sales. Under the license agreement, we issued shares of common stock to the licensor representing four percent of our capital stock on a fully diluted basis.

The license agreement obligated us to pay fixed annual license maintenance fees of $0.1 million for the year ended December 31, 2022, and $0.1 million per year thereafter until we or the licensor terminate the license.

The license agreement obligated us to pay fixed milestone payments upon the achievement of certain sales thresholds. The milestone payments total $0.2 million, and the maximum sales threshold was $25.0 million. We did not trigger any payments to the licensor during the years ended December 31, 2023, and 2022.

The license agreement obligated us to pay a royalty equal to two percent of net sales. The license agreement also required us to make payments related to any sublicensing agreements, with varying amounts based on the type of sublicense. We did not pay any royalties during the years ended December 31, 2023 and 2022. On February 10, 2023, we terminated the license agreement by written notice to the licensor. Upon termination, all licensing rights held by us under the license agreement were forfeited to the licensor. We did not owe any accrued obligations or payments to the licensor as of the termination of the license agreement or thereafter.

Sponsorship Agreement

During 2022, we entered into a sponsorship agreement with Andretti Global. The total commitment under the sponsorship agreement is $8.0 million and is due and payable over the period of February 2022 through July 2024. The related expenses are amortized by straight-line method over the period. Through December 31, 2023, we paid $3.5 million under the sponsorship agreement and for the year ended December 31, 2023, we recorded $2.8 million in sales and marketing expense related to the sponsorship agreement. There was $1.5 million included in accounts payable and $0.2 million included in accrued and other current liabilities as of December 31, 2023 related to the sponsorship agreement. The remaining commitment of $3.0 million will be due and payable from January to July 2024.

On March 28, 2024, we entered into an additional sponsorship agreement with Andretti Autosport 1, LLC, an affiliate of Andretti Global. The total commitment under the sponsorship agreement is $1.0 million and is due and payable over the period of July to November 2024.

Convertible Notes Due to Related Parties

Pursuant to a Deferred Payment Agreement dated as of March 28, 2024, the Surviving Company amended the terms of its convertible notes due to related parties. Pursuant to the amended terms, $0.3 million of the accrued interest outstanding at the Closing of the Merger was paid from the funds available in the trust account at Closing. The aggregate principal balance of the convertible notes plus accrued interest through the Closing of the Merger of $2.5 million was deferred at Closing and is due in monthly installments (including interest accruing from the Closing of the Merger though the payment date) beginning thirty days following the effectiveness of the Surviving Company’s registration statement on Form S-1 to be filed pursuant to the Purchase Agreement with Lincoln Park (the “Registration Statement”). The balance will be payable over a twelve month term (including interest accruing from the Closing of the Merger though the payment date). The convertible notes bear interest at a rate of 4.5% per annum.

Marketing Services Agreement

On February 9, 2024, Andretti entered into a marketing services agreement with a third party to promote investor engagement, pursuant to which, Andretti agreed and we were obligated to pay the third party in shares of New Company Common Stock with a value of $0.3 million upon the Closing of the Merger. In connection with the Closing of the Merger, we issued 30,706 shares of New Company Common Stock to the third party.

Capital Markets Advisory Agreements

In March 2024, we entered into a placement agent agreement to retain an additional third party for the purpose of raising up to $10.0 million, for a term of 60 days from the execution of the placement agent agreement. We agreed to pay a cash fee equal to 7.0% of the gross amount of cash proceeds received by us from investors introduced by the third party directly to us (the “Financing Proceeds”). The cash fee was payable from us within 7 business days following our receipt of proceeds from any investors introduced by the third party. In addition, we agreed to issue a number of shares of New Company Common Stock equal to 3.0% of the Financing Proceeds divided by $4.50 upon the Closing. We made cash payments in an aggregate amount equal to $0.1 million in connection with the receipt of the Financing Proceeds and issued 11,666 shares of New Company Common Stock upon the Closing.

On February 9, 2024, we and Andretti entered into a capital markets advisory agreement with a third party pursuant to which we agreed to pay the third party i) $0.3 million for capital markets advisory services provided related to the Merger, and ii) $0.2 million for services provided related to the benefit of the holders of Andretti and Zapata AI securities. On March 27, 2024, we and Andretti agreed to issue to the third party a Senior Secured Note in the principal aggregate amount of $0.1 million immediately prior to the Closing of the Merger for additional capital markets advisory services provided related to the Merger, which was converted into 33,333 shares of New Company Common Stock at the Closing of the Merger.

On February 9, 2024, we entered into an engagement letter with an additional third party, which was amended on February 27, 2024, pursuant to which the third party will continue to act as a non-exclusive capital markets advisor to us following completion of the Merger until the date that is eighteen months following the Closing of the Merger (the “Term”). We agreed to pay the third party a cash fee of $1.8 million, payable by the Surviving Company in monthly payments over 18 months commencing on the earlier of May 31, 2024 and the effectiveness of the Registration Statement on Form S-1 to be filed pursuant to the Purchase Agreement with Lincoln Park, with $0.3 million of such payment waivable if the Surviving Company voluntarily prepays $1.5 million to the third party prior to December 31, 2024. Notwithstanding the foregoing, we will pay the full $1.8 million upon consummation of a financing of $15.0 million or more (not including sales under the Purchase Agreement or similar financing) during the Term.

On September 13, 2023, we entered into a capital market advisory agreement with an additional third party, pursuant to which we agreed to pay (i) $1.3 million for capital market advisory services provided related to the Merger, and (ii) a placement agent’s fee equal to 5% of the aggregate purchase price paid by each investor of Senior Notes introduced by the third party. In the event the gross cash raised through the Merger was below $40.0 million, in lieu of making a cash payment of $1.3 million for capital market advisory services at Closing, we agreed to pay $0.8 million in cash at Closing and $0.5 million worth of shares of New Company Common Stock at the trailing 5-day volume-weighted average price (the “VWAP”) as of the date that is 30 calendar days after the Closing. On March 20, 2024, the capital market advisory agreement was amended, pursuant to which, we agreed to pay six monthly installments in cash of $41.7 thousand per month commencing on May 15, 2024 and issue the Senior Secured Note of $1.0 million. The third party did not convert the Senior Secured Note into shares of New Company Common Stock upon the Closing. The Company recognized a loss associated with the amendment to the capital markets advisory engagement letter of $0.3 million.

On July 4, 2023, Andretti entered into an engagement letter with an additional third party, pursuant to which the third party acted as capital markets advisor to Andretti in connection with the Merger. We became a party to this agreement upon completion of the Merger. Andretti agreed and we were obligated to pay the third party a fee of (i) $0.5 million in cash payable upon the Closing of the Merger, plus (ii) $1.0 million payable in either cash or New Company Common Stock, payable 180 days after the Closing of the Merger plus (iii) $1.0 million payable in either cash or New Company Common Stock, payable 270 calendar days following the completion of the Merger. On March 25, 2024, Andretti and the third party entered into an amendment to the engagement letter, which amendment replaced the fees to be paid pursuant to the original engagement letter with a cash transaction fee of $6.4 million and reimbursement of out of pocket expenses of $11.0 thousand, which were paid out of the trust account upon the Closing of the Merger.

Legal Services Fees

In connection with the Merger, we incurred $4.0 million of deferred legal fees to be paid to our legal advisors upon consummation of the Merger, which were recorded as deferred legal fees in the historical audited condensed financial statements as of and for the year ended December 31, 2023. On March 26, 2024, we entered into a fee letter for legal services rendered in connection with the Merger, pursuant to which the total fee was reduced to $3.7 million, of which $0.4 million was paid in cash upon the Closing of the Merger and the remaining balance will be paid in equal monthly installments of $0.3 million per month for each of the twelve months following the Closing of the Merger and the effective date of the Surviving Company’s Registration Statement.

Lincoln Park Purchase Agreement

On December 19, 2023, we and Andretti entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to which Lincoln Park has agreed to purchase from us, an aggregate of up to $75.0 million of New Company Common Stock from time to time over a 36-month period following the Closing of the Merger, subject to certain limitations contained in the Purchase Agreement. In accordance with the Purchase Agreement, the Company must pay Lincoln Park a commitment fee of approximately $1.7 million as follows: (i) on the business day prior to the filing of the registration statement covering the resale of the shares of New Company Common Stock issued or issuable under the Purchase Agreement, $0.6 million in shares of New Company Common Stock and (ii) the Surviving Company may elect to pay the remaining $1.1 million amount of the Commitment Fee in either cash or shares of New Company Common Stock, with any shares issuable on the business day prior to the filing of the Registration Statement and any cash due within 90 days of the Closing date of the Merger. The shares to be issued as payment for the commission fee are referred to herein as the “Commitment Shares.”

In connection with the Purchase Agreement, we and Andretti also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Lincoln Park, pursuant to which we will file a registration statement covering the shares of New Company Common Stock that are issuable to Lincoln Park under the Purchase Agreement (including the Commitment Shares) with the SEC within 45 days following the Closing of the Merger.

Consulting Agreement

On February 16, 2021, we entered into a consulting agreement with an additional third party, pursuant to which the third party provided investor and media relations support in connection with the search for a potential business combination. As of the Closing of Merger, we incurred fees of $0.2 million for services rendered under the consulting agreement. On March 25, 2024, we amended the consulting agreement, pursuant to which we agreed to pay a total of $0.2 million in equal monthly installments over a six-month term beginning on the earlier of (i) the sales of New Company Common Stock pursuant to the Lincoln Park Purchase Agreement or (ii) June 30, 2024.

Forward Purchase Agreement

On March 25, 2024, we and Andretti entered into a Confirmation of an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Sandia Investment Management LP, acting on behalf of certain funds (collectively, “Sandia”), pursuant to which Sandia purchased, from the open market, 1,000,000 shares of Class A ordinary shares of Andretti immediately preceding the Closing of the Merger (the “Recycled Shares”) and we issued to Sandia 500,000 shares of New Company Common Stock at a purchase price of $10.99 per share (the “Additional Shares”), which represents the maximum number of shares subject to purchase under the Forward Purchase Agreement, subject to adjustment as described below (the “Maximum Number of Shares”).

Pursuant to the Forward Purchase Agreement, at the Closing of the Merger, the Surviving Company prepaid to Sandia (the “Prepayment Amount”), (i) with respect to the Recycled Shares, with proceeds from the trust account, a cash amount equal to the (x) product of the number Recycled Shares as noted in a pricing notice delivered by Sandia and (y) $10.99 per share and, (ii) with respect to the Additional Shares, a per share amount equal to $10.99 per share netted against the proceeds from the Additional Shares received from Sandia. In the case of the Recycled Shares, the Prepayment Amount was paid with proceeds from the trust account at the Closing of the Merger. The Prepayment Amount for Additional Shares was netted against the proceeds that Sandia was to pay for the purchase of such Additional Shares, with Sandia being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

To the extent Sandia does not early terminate shares purchased under the Forward Purchase Agreement, as described below, the parties will settle the then-outstanding shares held by Sandia upon the Valuation Date, such date being two years from the Closing of the Merger, subject to acceleration under certain circumstances, as described in the Forward Purchase Agreement. On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, as described in the Forward Purchase Agreement (the “Valuation Period”), Sandia will pay the Surviving Company a cash amount equal to (A) the number of shares subject to the Forward Purchase Agreement as of the Valuation Date less the number of unregistered shares, multiplied by (B) the volume-weighted average price over the Valuation Period (the “Settlement Amount”); provided, that if the amount of the Settlement Amount Adjustment (as defined below) payable by the Surviving Company to Sandia is less than the Settlement Amount, then the Settlement Amount Adjustment will be automatically netted from the Settlement Amount and any remaining amount paid in cash. The Surviving Company will pay to Sandia on the Cash Settlement Payment Date an amount (the “Settlement Amount Adjustment”) equal to (1) the Number of Shares as of the Valuation Date multiplied by $2.00 per share if the amount is to be paid in cash, or (2) if the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty may at its election pay the Settlement Amount Adjustment to Sandia in shares of New Company Common Stock, in an amount equal to the product of the Number of Shares as of the Valuation Date multiplied by $2.25; provided, that in certain circumstances as described in the Forward Purchase Agreement, including if a Delisting Event (as defined in the Forward Purchase Agreement) occurs during the Valuation Period, such amount must be paid in cash.

In addition, during the term of the Forward Purchase Agreement, Sandia may elect to terminate the transaction in whole or in part by providing a written notice to the Surviving Company, which will specify the quantity by which the number of shares will be reduced (the “Terminated Shares”). The Surviving Company will be entitled to an amount from Sandia, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price (as defined below) on the date of notice.

As of the Closing of the Merger, the reset price (the “Reset Price”) is $10.00 per share and will be subject to reset on a monthly basis (each a “Reset Date”), with the first such Reset Date occurring 180 days after the closing date of the Merger to be greater of (a) $4.50 and (b) the 30-day volume weighted average price of shares of New Company Common Stock immediately preceding such Reset Date. Except as described below, the Reset Price will be reduced immediately to any lower price at which the Counterparty closes any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition of) any shares of New Company Common Stock or securities of the Surviving Company or any of its subsidiaries convertible, exercisable or exchangeable into, or otherwise entitles the holder thereof to receive, shares of New Company Common Stock or other securities (a “Dilutive Offering and, such reset, a Dilutive Offering Reset”).

In the event of a Dilutive Offering Reset, the Maximum Number of Shares will be increased to an amount equal to the quotient of (i) 1,500,000 divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. In such event, Sandia has the right to purchase more Additional Shares, up to the Maximum Number of Shares, for which the Surviving Company will be required to provide a cash prepayment to Sandia netted against the purchase price for such shares, and such Additional Shares will be subject to the terms of the Forward Purchase Agreement.

In addition, the Surviving Company reimbursed Sandia $0.1 million at the Closing for reasonable out-of-pocket expenses for costs incurred in connection with the transaction, and $0.1 million in expenses incurred in connection with the acquisition of the Recycled Shares. The Surviving Company will also pay to the third party a quarterly fee of $5.0 thousand payable at the Closing of the Merger in consideration of certain legal and administrative obligations in connection with this transaction.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses incurred during the reporting periods. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities recorded revenues and expenses that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included as Exhibit 99.1 to this Report, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, we recognize revenue when we satisfy a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services.

The Company recognizes revenue using the following steps: (1) identification of the contract, or contracts with a customer, (2) identification of performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract and (5) recognition of revenue when or as we satisfy the performance obligations.

At contract inception, we assess the goods and services promised in our contracts with customers and identify a performance obligation for each promise, implicit or explicit, to transfer to the customer a good or service (or bundle of goods or services) that is distinct.

The Company currently earns revenue primarily from subscriptions to its software platform, referred to as the Orquestra Platform, and services. The Company’s subscriptions to its Orquestra Platform are currently offered as stand-ready access to the Company’s cloud environment on an annual or multi-year basis. The Company’s consulting services may result in either single or multiple performance obligations based on the contractual terms. The Company may also offer services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra Platform. The Company evaluates its contracts at inception to determine if the promises represent a single, combined performance obligation, or multiple performance obligations. The Company allocates the transaction price to the performance obligations identified. Judgment is required to allocate the transaction price to each performance obligation. The Company utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. The Company considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. The Company’s contracts do not contain rights of return, and any variable consideration as the result of service level agreements has been immaterial. The Company does not have other contractual terms that give rise to variable consideration.

Revenue from subscriptions to the Company’s Orquestra Platform to date have only been sold as access to the platform in our hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services is generally recognized over time. The Company’s contracts typically contain fixed-fee transaction prices. The Company determines and records a provision for loss contracts at the contract level when the current estimate of total costs of the contract at completion exceeds the total consideration the Company expects to receive. The Company has not recorded any provision for loss contracts at December 31, 2023 and 2022. For consulting services, the Company measures progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, the Company recognizes revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. The transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments. The Company had limited contracts, where based on the Company’s determination of the enforceability of payment terms, revenue was recognized at a point in time when payment became enforceable.

Revenue from services sold in the form of stand-ready scientific and software engineering services are recognized over the contract term on a ratable basis, as the obligation represent a stand-ready obligation.

The Company’s payment terms vary by contract and do not contain significant financing components. Amounts collected in advance of revenue recognized are recorded as deferred revenue in the consolidated balance sheets.

Areas of Judgment and Estimation

Our contracts with customers can include multiple promises to transfer goods and services to the customer, which may be provided over one or more specified phases in the contract. Determining whether promises and/or phases are distinct performance obligations that should be accounted for separately or not distinct within the context of the contract and, thus, accounted for together, requires significant judgment. When customer contracts include promises for multiple goods, services and/or phases, we determine whether the nature of our promise is to transfer (a) multiple promised goods, services and/or phases or (b) a combined item that comprises multiple promised services and/or phases.

For consulting services performance obligations that are satisfied over time, we measure progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, we recognize revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. We believe this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments.

Significant estimates and assumptions are used in the determination of the stand-alone selling price when multiple performance obligations are identified. The Company utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. The Company considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. Actual results could differ from those estimates and such differences could affect our financial position and results of operations.

Stock-Based Compensation Expense

We measure stock-based awards granted to employees, directors, and non-employees based on their fair value on the date of the grant using the Black-Scholes option-pricing model for stock options. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if we had paid cash in exchange for the goods or services, which is generally the over the vesting period of the award. We use the straight-line method to recognize the expense of awards with service-based vesting conditions. We account for forfeitures of stock-based awards as they occur. As of December 31, 2023, all awards have service-based vesting conditions.

Determination of the Fair Value of Zapata Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by the Zapata Board as of the date of grant of each option, with input from management, considering our most recently available third-party contemplates a broad range of factors, including the illiquid nature of the investment in common stock, our historical financial performance and financial position, our future prospects and opportunity for liquidity events, and recent sale and offer prices of common stock and Convertible Preferred Stock, if any, in private transactions negotiated at arm’s length. The Zapata Board’s assessment also includes additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Senior Notes and Senior Secured Notes

As of December 31, 2023, we have issued $8.5 million in Senior Secured Notes to certain lenders. We performed an analysis of all of the terms and features of the Senior Notes and Senior Secured Notes. We elected the Fair Value Option to account for the Senior Notes as we have identified embedded derivatives, such as voluntary conversion upon qualified financing, automatic conversion upon a De-SPAC Transaction, defined as a business combination between us and a special purpose acquisition company, with or without a private investment in public equity (“PIPE”), automatic conversion upon an initial public offering, repayment under a change of control event, and optional conversion under prepayment, all of which would require bifurcation and separate accounting. The Senior Notes were remeasured at fair value at each balance sheet date until they were converted to Senior Secured Notes in December 2023. Changes to the fair value of the Senior Notes was recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss. We had also elected the option of combining interest expense and the change in fair value as a single line item within the consolidated statements of operations and comprehensive loss. The analysis of the fair value of the Senior Notes contained inherent assumptions related to the market interest rate, the probability of alternate financing, change of control, initial public offering, De-SPAC Transaction with or without a PIPE, maturity extension, and payment at original maturity. Due to the use of significant unobservable inputs, the overall fair value measurement of the Senior Notes was classified as Level 3.

We account for the Senior Secured Notes at amortized cost, as they were issued at a substantial premium and do not qualify for the Fair Value Option. We concluded that the optional conversion feature was not required to be bifurcated or separately accounted for as a derivative. Costs related to the issuance of the Senior Secured Notes are capitalized and amortized over the term of the notes and are recorded in other income (expense), net within the consolidated statements of operations and comprehensive loss using the effective interest method.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our consolidated financial statements, which are included as Exhibit 99.1 to this Report.

Emerging Growth Company Status

Following the Merger, we expect Zapata Computing Holdings Inc. to qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board (“FASB”) or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies. We also intend to take advantage of some of the reduced regulatory and reporting requirements applicable to emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.